SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 29, 2004

NATURAL RESOURCE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Jefferson, Suite 3600 Houston, Texas (Address of principal executive offices)	77002 (Zip code)

Registrant’s telephone number, including area code: (713) 751-7507

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off- Balance Sheet Arrangement of a Registrant.

     On October 29, 2004, NRP (Operating) LLC entered into a 5-year, $175 million revolving credit facility with Citigroup Global Markets, Inc. and Wachovia Capital Markets, LLC as joint lead arrangers. The new credit facility replaces NRP Operating’s previous 3-year facility, which would have expired in October 2005. In addition to substantially improved pricing terms, the new facility permits NRP Operating to increase the size of the facility up to $300 million without obtaining lender consents. As a result of entering into the new credit facility, Natural Resource Partners will expense $1.1 million of unamortized loan financing costs related to NRP Operating’s early extinguishment of its previous credit facility.

     Our obligations under the new credit facility are unsecured but are guaranteed by our operating subsidiaries. We may prepay all loans at any time without penalty. We must reduce all borrowings under the distribution loan subfacility to zero for a period of at least 15 consecutive days once during each twelve-month period.

     Indebtedness under the revolving credit facility bears interest, at our option, at either:

•	the higher of the federal funds rate plus an applicable margin ranging from 0.25% to 1.00% or the prime rate as announced by the agent bank; or

•	at a rate equal to LIBOR plus an applicable margin ranging from 1.25% to 2.00%.

     We incur a commitment fee on the unused portion of the revolving credit facility at a rate ranging from 0.30% to 0.40% per annum.

     The credit facility prohibits us from making distributions to unitholders and distributions in excess of available cash if any potential default or event of default, as defined in the credit agreement, occurs or would result from the distribution. In addition, the credit facility contains various covenants limiting our operating company’s and its subsidiaries’ ability to:

•	incur indebtedness;

•	prepay our senior notes or amend or modify the terms thereof;

•	grant liens;

•	engage in mergers and acquisitions;

•	amend our organizational documents or omnibus agreement;

•	make loans and investments;

•	sell assets; or

•	enter into transactions with affiliates.

     The credit agreement also contains covenants requiring us to maintain:

•	a ratio of consolidated indebtedness to consolidated EBITDDA (as defined in the credit agreement) of 3.75 to 1.0 for the four most recent quarters; provided however, if during one of those quarters we have made an acquisition, then the ratio shall not exceed 4.0 to 1.0 for the quarter in which the acquisition occurred and (1) if the acquisition is in the first half of the quarter, the next two quarters or (2) if the acquisition is in the second half of the quarter, the next three quarters; and

•	a ratio of consolidated EBITDDA to consolidated fixed charges (consisting of consolidated interest expense and consolidated lease operating expense) of 4.0 to 1.0 for the four most recent quarters.

     Some of the lenders and their affiliates have performed investment banking, financial advisory and other commercial services for us in the ordinary course of business from time to time for which they have received customary fees and expenses.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

99.1	Natural Resource Partners L.P. press release dated as of November 1, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCE PARTNERS L.P. (Registrant)
By:	NRP (GP) LP
its General Partner

By:	GP Natural Resource Partners LLC
its General Partner

/s/ Wyatt L. Hogan
Wyatt L. Hogan
Vice President and General Counsel

Dated: November 1, 2004

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated November 1, 2004